Exhibit 4.3

As Amended Effective as of May 22, 2013

NATIONAL RESEARCH CORPORATION
2006 EQUITY INCENTIVE PLAN

Section 1.             Purpose

The purpose of the National Research Corporation 2006 Equity Incentive Plan (the “Plan”) is to promote the best interests of National Research Corporation (together with any successor thereto, the “Company”) and its shareholders by providing associates (i.e., employees) of the Company and its Affiliates (as defined below) with an opportunity to acquire a proprietary interest in the Company.  It is intended that the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by associates upon whose judgment, interest and special effort the successful conduct of the Company’s business is dependent.

Section 2.             Definitions

As used in the Plan, the following terms shall have the respective meanings set forth below:

(a)           “Affiliate” shall mean any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company.  With respect to Awards subject to Section 409A of the Code, the term “Affiliate” shall have the meaning ascribed in Sections 414(b) or (c) of the Code, provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(b)           “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Performance Share or other award granted under the Plan.

(c)           “Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award.

(d)           “Board” shall mean the Board of Directors of the Company.

(e)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.  Any reference to a specific provision of the Code shall also be deemed a reference to any successor provision thereto.

(f)           “Commission” shall mean the United States Securities and Exchange Commission or any successor agency.

(g)           “Committee” shall mean a committee of the Board designated by such Board to administer the Plan and composed of not less than two directors, each of whom shall qualify as a “non-employee director” within the meaning of Rule 16b-3 and as an “outside director” within the meaning of Section 162(m)(4)(C) of the Code.

(h)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.  Any reference to a specific provision of the Exchange Act shall also be deemed a reference to any successor provision thereto.

(i)           “Excluded Items” shall mean any items which the Committee determines shall be excluded in fixing Performance Goals, such as any gains or losses from discontinued operations, any extraordinary gains or losses and the effects of accounting changes.

(j)           “Fair Market Value” shall mean (i) with respect to any Share, the last sale price of the Common Stock as reported on the Nasdaq National Market on the business day immediately preceding the date of grant of the applicable Award or other applicable valuation date, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale, and (ii) with respect to any property other than Shares (including, without limitation, any other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(k)           “Incentive Stock Option” shall mean an Option that is intended to meet the requirements of Section 422 of the Code.

(l)           “Non-Qualified Stock Option” shall mean an Option that is not intended to be an Incentive Stock Option.

(m)           “Option” shall mean the right, granted under Section 6(a) of the Plan, to purchase a Share at a specified price at a specified time or during a specified period of time.  Each Option shall be either an Incentive Stock Option or a Non-Qualified Stock Option.

(n)           “Participant” shall mean any officer or other associate (i.e., employee) of the Company or of any Affiliate who is granted an Award.  Members of the Board who are not associates of the Company or of any Affiliate shall not be eligible to receive Awards.

(o)           “Performance Goals” shall mean any of the following (in all cases after excluding the impact of applicable Excluded Items):

(i)           Return on equity for the Performance Period for the Company on a consolidated basis.

(ii)           Return on investment for the Performance Period (aa) for the Company on a consolidated basis, (bb) for any one or more Affiliates or divisions of the Company and/or (cc) for any other business unit or units of the Company as defined by the Committee at the time of selection.

(iii)           Return on net assets for the Performance Period (aa) for the Company on a consolidated basis, (bb) for any one or more Affiliates or divisions of the Company and/or (cc) for any other business unit or units of the Company as defined by the Committee at the time of selection.

(iv)           Economic value added (as defined by the Committee at the time of selection) for the Performance Period (aa) for the Company on a consolidated basis, (bb) for any one or more Affiliates or divisions of the Company and/or (cc) for any other business unit or units of the Company as defined by the Committee at the time of selection.

(v)           Revenues for the Performance Period (aa) for the Company on a consolidated basis, (bb) for any one or more Affiliates or divisions of the Company and/or (cc) for any other business unit or units of the Company as defined by the Committee at the time of selection.

(vi)           Operating income for the Performance Period (aa) for the Company on a consolidated basis, (bb) for any one or more Affiliates or divisions of the Company and/or (cc) for any other business unit or units of the Company as defined by the Committee at the time of selection.

(vii)           Pre-tax profits for the Performance Period (aa) for the Company on a consolidated basis, (bb) for any one or more Affiliates or divisions of the Company and/or (cc) for any other business unit or units of the Company as defined by the Committee at the time of selection.

(viii)           Net earnings for the Performance Period (aa) for the Company on a consolidated basis, (bb) for any one or more Affiliates or divisions of the Company and/or (cc) for any other business unit or units of the Company as defined by the Committee at the time of selection.

(ix)           Net earnings per Share for the Performance Period for the Company on a consolidated basis.

(x)           Working capital as a percent of net sales for the Performance Period (aa) for the Company on a consolidated basis, (bb) for any one or more Affiliates or divisions of the Company and/or (cc) for any other business unit or units of the Company as defined by the Committee at the time of selection.

(xi)           Net cash provided by operating activities for the Performance Period (aa) for the Company on a consolidated basis, (bb) for any one or more Affiliates or divisions of the Company and/or (cc) for any other business unit or units of the Company as defined by the Committee at the time of selection.

(xii)           Market price per Share for the Performance Period.

(xiii)          Total shareholder return for the Performance Period for the Company on a consolidated basis.

With respect to Awards that are not intended to be performance-based compensation under Code Section 162(m), the Committee may utilize other performance goals not listed above, including but not limited to, subjective performance goals.

(p)           “Performance Period” shall mean, in relation to Performance Shares or other Awards subject to Performance Goals, the period for which a Performance Goal or Goals have been established.

(q)           “Performance Share” shall mean the right granted under Section 6(d) of the Plan to receive a Share (which, in specified circumstances, may be a Share of Restricted Stock) following the end of a Performance Period and based on the extent to which one or more Performance Goals were met, unless otherwise determined by the Committee.

(r)           “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(s)           “Released Securities” shall mean Shares of Restricted Stock with respect to which all applicable restrictions have expired, lapsed, or been waived.

(t)           “Restricted Securities” shall mean Awards of Restricted Stock or other Awards under which issued and outstanding Shares are held subject to certain restrictions.

(u)           “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan or, in specified circumstances, a Share paid in connection with a Performance Share under Section 6(d) of the Plan, which is subject to a risk of forfeiture and/or restrictions on transfer or alienability.

(v)           “Rule 16b-3” shall mean Rule 16b-3 as promulgated by the Commission under the Exchange Act, or any successor rule or regulation thereto.

(w)           “Shares” shall mean shares of class A common stock of the Company, par value $0.001 per share, or shares of class B common stock, par value $0.001 per share, as designated by the Committee, and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(b) of the Plan.

(x)           “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section 3.             Administration

The Plan shall be administered by the Committee; provided, however, that if at any time the Committee shall not be in existence, the functions of the Committee as specified in the Plan shall be exercised by the Board and all references to the Committee herein shall include the Board.  To the extent permitted by applicable law, the Board may delegate to another committee of the Board or to one or more senior officers of the Company any or all of the authority and responsibility of the Committee with respect to the Plan, other than with respect to Participants who are subject to Section 16 of the Exchange Act.  To the extent that the Board has delegated to such other committee or one or more officers the authority and responsibility of the Committee, all references to the Committee herein shall include such other committee or one or more officers.

Subject to the terms of the Plan and without limitation by reason of enumeration, the Committee shall have full power and authority to:  (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, and the method or methods by which Awards may be settled, exercised, cancelled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other Awards, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan (including, without limitation, any Award Agreement); (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions made under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder, and any associate of the Company or of any Affiliate.

Section 4.             Shares Available for Award

(a)           Shares Available.  Subject to adjustment as provided in Section 4(b):

(i)           Number of Shares Available.  The number of Shares with respect to which Awards may be granted under the Plan shall be 1,800,000 shares of class A common stock and 300,000 shares of class B common stock; provided that no more than 900,000 shares of class A common stock and 150,000 shares of class B common stock may be issued pursuant to the exercise of Incentive Stock Options.  If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan, or to which any Award relates, are forfeited or if an Award otherwise terminates, expires or is cancelled prior to the delivery of all of the Shares or of other consideration issuable or payable pursuant to such Award, then the number of Shares counted against the number of Shares available under the Plan in connection with the grant of such Award, to the extent of any such forfeiture, termination, expiration or cancellation, shall again be available for granting of additional Awards under the Plan, including as Incentive Stock Options.

(ii)           Limitations on Awards to Individual Participants.  No Participant shall be granted Awards that could result in such Participant exercising Options for, or Stock Appreciation Rights with respect to, more than 600,000 shares of class A common stock or 100,000 shares of class B common stock; or receiving Awards relating to more than 225,000 shares of class A common stock that are Restricted Stock, 37,500 shares of class B common stock that are Restricted Stock, 225,000 shares of class A common stock that are Performance Shares or 37,500 shares of class B common stock that are Performance Shares under the Plan.  Such number of Shares as specified in the preceding sentence shall be subject to adjustment in accordance with the terms of Section 4(b) hereof.  In all cases, determinations under this Section 4(a)(ii) shall be made in a manner that is consistent with the exemption for performance-based compensation provided by Section 162(m) of the Code (or any successor provision thereto) and any regulations promulgated thereunder.

(iii)           Accounting for Awards.  The number of Shares covered by an Award under the Plan, or to which such Award relates, shall be counted on the date of grant of such Award against the number of Shares available for granting Awards under the Plan.

(iv)           Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(b)           Adjustments.  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares subject to the Plan and which thereafter may be made the subject of Awards under the Plan, (ii) the number and type of Shares subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award in lieu of any such adjustment; provided, however, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b) of the Code (or any successor provision thereto); provided further that the number of Shares subject to any Award payable or denominated in Shares shall always be a whole number; and provided further that any such adjustment (or the payment of cash in lieu thereof) to an Award that is exempt from Section 409A of the Code shall be made in manner that permits the Award to continue to be so exempt, and any adjustment (or the payment of cash in lieu thereof) to an Award that is subject to Section 409A of the Code shall be made in a manner that complies with the provisions thereof.

Section 5.             Eligibility

Any associate of the Company or of any Affiliate, including any officer or associate-director of the Company or of any Affiliate, shall be eligible to be designated a Participant.

Section 6.             Awards

(a)           Option Awards.  The Committee is hereby authorized to grant Options to any Participant with the terms and conditions as set forth below and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(i)           Exercise Price.  The exercise price per Share of an Option granted pursuant to this Section 6(a) shall be determined by the Committee; provided, however, that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(ii)           Option Term.  The term of each Option shall be fixed by the Committee; provided, however, that in no event shall the term of any Incentive Stock Option exceed a period of ten years from the date of its grant.

(iii)           Exercisability and Method of Exercise.  An Option shall become exercisable in such manner and within such period or periods and in such installments or otherwise as shall be determined by the Committee, which may include, at the discretion of the Committee, the attainment of one or more Performance Goals.  The Committee also shall determine the method or methods by which, and the form or forms in which payment of the exercise price with respect to any Option may be made or deemed to have been made, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(iv)           Incentive Stock Options.  The terms of any Incentive Stock Option shall comply in all respects with the provisions of Section 422 of the Code and any regulations promulgated thereunder.  Notwithstanding any provision in the Plan to the contrary, no Incentive Stock Option may be granted hereunder after the tenth anniversary of the adoption of the Plan by the Board.

(b)           Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to any Participant.  Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which shall be not less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right.  Subject to the terms of the Plan, the grant price, term, methods of exercise, methods of settlement (including whether the Participant will be paid in cash, Shares, other securities, other Awards, or other property, or any combination thereof), and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee.  The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c)           Restricted Stock Awards.

(i)           Issuance.  The Committee is hereby authorized to grant Awards of Restricted Stock to any Participant; provided, however, that the aggregate number of Shares of Restricted Stock granted under the Plan to all Participants as a group shall not exceed 600,000 shares of class A common stock and 100,000 shares of class B common stock (such number of Shares subject to adjustment in accordance with the terms of Section 4(b) hereof).

(ii)           Restrictions.  Shares of Restricted Stock shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(iii)           Registration.  Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.  In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan to a Participant, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iv)           Payment of Restricted Stock.  At the end of the applicable restriction period relating to Restricted Stock granted to a Participant, one or more stock certificates for the appropriate number of Shares, free of restrictions imposed under the Plan, shall be delivered to the Participant, or, if the Participant received stock certificates representing the Restricted Stock at the time of grant, the legends placed on such certificates shall be removed.

(v)           Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment of a Participant (as determined under criteria established by the Committee) for any reason during the applicable restriction period, all Shares of Restricted Stock still subject to restriction shall be forfeited by the Participant; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock held by a Participant; and provided further, however, that with respect to an Award of Restricted Stock that is intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, no such discretion shall be authorized to the extent that such authority would cause such Award to cease to be considered performance-based compensation.

(d)           Performance Shares.

(i)           Issuance.  The Committee is hereby authorized to grant Awards of Performance Shares to any Participant.

(ii)           Performance Goals and Other Terms.  The Committee shall determine the Performance Period, the Performance Goal or Goals (and the performance level or levels related thereto) to be achieved during any Performance Period, the proportion of payments, if any, to be made for performance between the minimum and full performance levels for any Performance Goal and, if applicable, the relative percentage weighting given to each of the selected Performance Goals, the restrictions applicable to Shares of Restricted Stock received upon payment of Performance Shares if Performance Shares are paid in such manner, and any other terms, conditions and rights relating to a grant of Performance Shares.  The Committee shall have sole discretion to alter the selected Performance Goals set forth in Section 2(o), subject to shareholder approval, to the extent required to qualify the Award for the performance-based exemption provided by Section 162(m) of the Code.  Notwithstanding the foregoing, in the event the Committee determines it is advisable to grant Performance Shares which do not qualify for the performance-based exemption under Section 162(m) of the Code, the Committee may make such grants without satisfying the requirements thereof.

(iii)           Rights and Benefits During the Performance Period.  The Committee may provide that, during a Performance Period, a Participant shall be paid cash amounts, with respect to each Performance Share awarded to such Participant, in the same manner, at the same time, and in the same amount paid, as a cash dividend on a Share, or may provide that such dividends be deferred and paid at the end of the Performance Period only to the extent to which the related Performance Share is earned.

(iv)           Payment of Performance Shares.  As soon as is reasonably practicable following the end of the applicable Performance Period, and subject to the Committee certifying in writing as to the satisfaction of the requisite Performance Goal or Goals if such certification is required in order to qualify the Award for the performance-based exemption provided by Section 162(m) of the Code, one or more certificates representing the number of Shares equal to the number of Performance Shares payable shall be registered in the name of and delivered to the Participant; provided, however, that any Shares of Restricted Stock payable in connection with Performance Shares shall, pending the expiration, lapse, or waiver of the applicable restrictions, be evidenced in the manner as set forth in Section 6(c)(iii) hereof.

(e)           Other Awards.

(i)           Other Stock-Based Awards.  Other awards, valued in whole or in part by reference to, or otherwise based on, Shares may be granted either alone or in addition to or in conjunction with other Awards for such consideration, if any, and in such amounts and having such terms and conditions as the Committee may determine.

(ii)           Other Benefits.  The Committee shall have the right to provide types of benefits under the Plan in addition to those specifically listed if the Committee believes that such benefits would further the purposes for which the Plan was established.

(f)           General.

(i)           No Consideration for Awards.  Awards shall be granted to Participants for no cash consideration unless otherwise determined by the Committee.

(ii)           Award Agreements.  Each Award granted under the Plan shall be evidenced by an Award Agreement in such form (consistent with the terms of the Plan) as shall have been approved by the Committee.

(iii)           Awards May Be Granted Separately or Together.  Awards to Participants under the Plan may be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate.  Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iv)           Forms of Payment Under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award to a Participant may be made in such form or forms as the Committee shall determine, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee.  Such rules and procedures may include, without limitation, provisions for the payment or crediting of interest on installment or deferred payments.  Any such determination by the Committee shall be made in a manner that will enable Awards intended to be exempt from Section 409A of the Code to continue to be exempt, or to enable Awards intended to comply with Section 409A of the Code to continue to so comply.  Any deferral of amounts payable or Shares issuable hereunder shall be made pursuant to a separate written plan or other written arrangement that complies with Section 409A of the Code.

(v)           Limits on Transfer of Awards.  No Award (other than Released Securities), and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution (or, in the case of an Award of Restricted Securities, to the Company); provided, however, that a Participant at the discretion of the Committee may be entitled, in the manner established by the Committee, (A) to designate a beneficiary or beneficiaries to exercise his or her rights, and to receive any property distributable, with respect to any Award upon the death of the Participant; or (B) transfer any Award.  No Award (other than Released Securities), and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vi)           Term of Awards.  Except as otherwise provided in the Plan, the term of each Award shall be for such period as may be determined by the Committee.

(vii)           Share Certificates; Representation.  In addition to the restrictions imposed pursuant to Section 6(c) and Section 6(d) hereof, all certificates for Shares delivered pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Commission, any stock exchange or other market upon which such Shares are then listed or traded, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  The Committee may require each Participant or other Person who acquires Shares by means of an Award originally made to a Participant to represent to the Company in writing that such Participant or other Person is acquiring the Shares without a view to the distribution thereof.

(viii)           Waiver of Conditions.  The Committee may, in whole or in part, waive any conditions or other restrictions with respect to any Award.

Section 7.             Amendment and Termination; Correction of Defects and Omissions

(a)           Amendments to and Termination of the Plan.  Except as otherwise provided herein, the Board may at any time amend, alter, suspend, discontinue, or terminate the Plan; provided, however, that shareholder approval of any amendment of the Plan shall also be obtained if the Board determines it is otherwise required by: (i) the Code or any rules promulgated thereunder (such as to allow for Incentive Stock Options to be granted under the Plan), (ii) the quotation or listing requirements of the Nasdaq National Market or any principal securities exchange or market on which the Shares are then traded (in order to maintain the quotation or listing of the Shares thereon), or (iii) any other applicable law.  To the extent permitted by applicable law and subject to such shareholder approval as may be required above, the Committee may also amend the Plan, provided that any such amendments shall be reported to the Board.

(b)      Survival of Authority and Awards.  Notwithstanding the foregoing, the authority of the Board and the Committee under Section 3 (other than to grant Awards) and this Section 7 will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(c)      Amendment, Modification or Cancellation of Awards.  Subject to the limitations of this Plan, the Committee may modify or amend any Award or Award Agreement or waive any restrictions or conditions applicable to any Award or the exercise of the Award, so long as any amendment or modification does not increase the number of Shares issuable under this Plan (except as permitted by Section 4(b)); provided that the consent of the holder of the Award must be obtained if any such modification or amendment would adversely affect the rights of such individual under the Award, except that the Committee need not obtain Participant (or other interested party) consent for any change authorized pursuant to the provisions of Section 4(b), for the modification of an Award to the extent deemed necessary for the Company, the Plan, any Award or Award Agreement to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded, or to preserve favorable accounting treatment of any Award for the Company.   Notwithstanding the foregoing, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Section 409A of the Code to continue to be so exempt, or to enable an Award intended to comply with Section 409A of the Code to continue to so comply.

(d)      No Repricing of Options or Stock Appreciation Rights.  Except for adjustments made pursuant to Section 4(b) or adjustments made with prior approval of the Company’s shareholders, the Committee shall not have the authority to effect (i) the repricing of any outstanding Options or Stock Appreciation Rights or (ii) the modification of an Option or Stock Appreciation Right or entering into a transaction or series of transactions which modification or transaction(s) would be deemed to constitute a repricing of an Option or Stock Appreciation Right.  The provisions of this Section 7(d) cannot be amended unless the amendment is approved by the Company’s shareholders.

(e)           Correction of Defects, Omissions and Inconsistencies.  The Committee may correct any defect, supply any omission, or reconcile any inconsistency in any Award or Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect.

(f)      Code Section 409A.  The provisions of Section 409A of the Code are incorporated herein by reference to the extent necessary for any Award that is subject to Section 409A of the Code to comply therewith.

Section 8.             General Provisions

(a)           No Rights to Awards.  No associate of the Company or of any Affiliate, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of associates of the Company or of any Affiliate, Participants or holders or beneficiaries of Awards.  The terms and conditions of Awards need not be the same with respect to each Participant.

(b)           Withholding.  No later than the date as of which an amount first becomes includible in the gross income of a Participant for Federal income tax purposes with respect to any Award, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  Unless otherwise determined by the Committee, withholding obligations arising with respect to Awards may be settled with Shares (other than Restricted Securities), including Shares that are part of, or are received upon exercise of, the Award that gives rise to the withholding requirement; provided that the Fair Market Value of the Shares used to satisfy the Participant’s withholding obligation shall not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent needed to preserve favorable accounting treatment for the Company.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and any Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.  The Committee may establish such procedures as it deems appropriate for the settling of withholding obligations with Shares.

(c)           No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)           Rights and Status of Recipients of Awards.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate.  Further, the Company or any Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.  Except for rights accorded under the Plan and under any applicable Award Agreement, Participants shall have no rights as holders of Shares as a result of the granting of Awards hereunder.

(e)      Termination of Employment.  Unless determined otherwise by the Committee, for purposes of the Plan and all Awards and Award Agreements, the following rules shall apply:

(i)           a Participant who transfers employment between the Company and any Affiliate, or between the Company’s Affiliates, will not be considered to have terminated employment;

(ii)           a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a member of the Board or a member of the Board of Directors of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iii)           a Participant employed by an Affiliate or who is a member of the Board of Directors of an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to  Section 409A of the Code, if a Participant’s termination of employment triggers the payment of compensation or the delivery or vesting of Shares under such Award, then the Participant will be deemed to have terminated employment upon a “separation from service” within the meaning of Section 409A of the Code.

(f)         No Compensation for Benefit Plans.  No amount payable or the value of Shares deliverable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company or any Affiliate for the benefit of its associates unless the Company or appropriate Affiliate shall determine otherwise.

(g)        Approval of Material Terms of Performance Goals.  Notwithstanding anything herein to the contrary, if so determined by the Board, the Plan provisions specifying the material terms of the Plan’s performance goals (within the meaning of Code Section 162(m)) shall be submitted to the shareholders of the Company for re-approval no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved such Plan provisions.

(h)         Unfunded Status of the Plan.  Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds.  The Plan shall not establish any fiduciary relationship between the Company and any Participant or other Person.  To the extent any Person holds any right by virtue of a grant under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

(i)           Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Nebraska without reference to conflict of law principles thereof and applicable Federal law.

(j)           Time Limitation on Claims.  Any legal action or proceeding with respect to this Plan, any Award or any Award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(k)           Severability.  If any provision of the Plan or any Award Agreement or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan, any Award Agreement or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, any Award Agreement or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan, any such Award Agreement and any such Award shall remain in full force and effect.

(l)           No Fractional Shares.  No fractional Shares or other securities shall be issued or delivered pursuant to the Plan, any Award Agreement or any Award, and the Committee shall determine (except as otherwise provided in the Plan) whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(m)           Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 9.             Effective Date of the Plan

The Plan shall be effective on the day of its adoption by the Board, February 9, 2006, subject to the approval and ratification of the Plan by the shareholders of the Company within twelve months of the effective date, and any and all Awards made under the Plan prior to such approval shall be subject to such approval.